Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus supplement of Assembly Biosciences, Inc. for the registration of its common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our reports dated March 1, 2017, with respect to the consolidated financial statements of Assembly Biosciences, Inc, and the effectiveness of internal control over financial reporting of Assembly Biosciences, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Stamford, Connecticut
December 29, 2017